Exhibit 10.15

November 24, 2020 (revised)

Dear James,

We are delighted to extend this offer of employment to join Acorns Grow Incorporated d/b/a Acorns. We are impressed with your background and skills and we look forward to partnering with you to help guide millions of people down a natural path to financial wellness.

The specifics of our offer are as follows:

Anticipated Start Date: November 30, 2020 or another mutually agreed upon date.

Position: Chief Marketing Officer reporting to Noah Kerner, Chief Executive Officer. Your position is classified as full-time, exempt.

Base Salary: Your annual base salary will be $300,000, minus applicable withholdings, to be paid in accordance with the Company’s normal payroll procedures (currently on a semi-monthly basis on the 15th and last day of each month).

Annual Bonus: You are eligible for an annual discretionary performance bonus of up to $200,000 to be paid in July each year. The CEO will have full discretion regarding payment of any bonus.

Stock Options: In addition to base salary, you will be granted an option to purchase 675,000 shares of the Company’s common stock, subject to the Company’s Board of Directors’ approval. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Amended and Restated Employee, Director and Consultant Equity Incentive Plan, as described in that plan and in the applicable stock option agreement, including as to the strike price. Vesting occurs over a period of 4 years starting on your Vesting Commencement Date, with 25% of the option shares vesting upon the one-year anniversary of such Vesting Commencement Date, and the remaining option shares vesting monthly, on a successive basis, in equal installments upon the completion of each such month of service for the remaining 3 years (measured from the anniversary of the Vesting Commencement Date). Please note that you should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

Paid Time Off: As part of our culture of trust and accountability, Acorns offers PTO that allows eligible team members to take as much time off as needed for vacation, personal commitments, or other reasons, with the expectation that work and performance standards are being met, and otherwise subject to Acorns’ PTO policy. Due to the nature of this policy, PTO is not earned or accrued and will not be paid out upon separation from Acorns. Sick leave time off is provided in accordance with applicable law, and per Acorns’ policy.

Benefits: Acorns is proud to offer a comprehensive benefits package which includes medical, dental, vision, life insurance and AD&D, subject to and in accordance with the terms of the applicable governing written plan. Eligible new employees can participate in the plans on the first day of the month following date of hire. Acorns also offers a 401(k) retirement plan with traditional and Roth options. You are eligible to participate in the 401(k) plan after three months of employment, subject to and in accordance with the terms of the official plan.

At Will Employment: The Company is excited about your joining us and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that if you accept this offer, your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without prior notice. This at-will employment relationship cannot be changed except by a written agreement signed by the Chief Executive Officer. Also, you should note that Acorns may modify position titles, salaries, and benefits from time to time as it deems necessary.

5300 California Avenue	acorns.com
Irvine, CA 92617	855-739-2859

This offer of employment and your commencement of employment with the Company is contingent upon the satisfactory outcome of a background check, which, depending on your position and department, may include professional references, verification of previous employment and education, and/or a criminal history check, in accordance with applicable laws. This offer is also contingent upon your execution of the Company’s Employee Handbook acknowledgement page and Employee Proprietary Information and Inventions Agreement.

For purposes of federal immigration law, you will be required to provide to the Company documentation verifying your identity and eligibility to work in the United States within three (3) business days of your date of hire. Finally, this letter, along with any agreements referenced in this letter, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including representations made during your recruitment, interviews, or pre-employment negotiations (written or verbal).

James, we are excited about the opportunity to work with you in the near future. If you have any questions, please feel free to call Patricia Gonzales, VP of Human Resources, at (949) 386-1065.

Sincerely,

Noah Kerner

CEO

I understand and accept the terms of this employment offer.

/s/ James Moorhead	11/24/2020	11/30/20
James Moorhead	Date	Confirmed Start Date

5300 California Avenue	acorns.com
Irvine, CA 92617	855-739-2859